                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the Second Quarter of 2025

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - May 12, 2025 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the second quarter ended March 29, 2025.

Financial Results
As of March 29, 2025, the Company had cash and cash equivalents of $11,124,000 and total outstanding debt of $4,280,000.
Total revenues for the 13 weeks ended March 29, 2025 were $39,725,000 versus $42,257,000 for the 13 weeks ended March 30, 2024. No revenues for El Rio Grande and the Tampa Food Court (see below) are included in the 13 weeks ended March 29, 2025. The 13 weeks ended March 30, 2024 includes revenues of $596,000 and $1,513,000 related to El Rio Grande and the Tampa Food Court, respectively. Excluding revenues related to El Rio Grande and the Tampa Food Court, revenues for the 13 weeks ended March 29, 2025 and March 30, 2024 were $39,725,000 and $40,148,000, respectively
Excluding revenues related to El Rio Grande and the Tampa Food Court, Company-wide same store sales increased 0.4% for the 13 weeks ended March 29, 2025 as compared to the same period of the prior year. Excluding revenues related to El Rio Grande and the Tampa Food Court, Company-wide same store sales decreased 1.0% for the 26 weeks ended March 29, 2025 as compared to the same period of the prior year.
Total revenues for the 26 weeks ended March 29, 2025 were $84,714,000 versus $89,743,000 for the 26 weeks ended March 30, 2024. No revenues for El Rio Grande are included in the 26 weeks ended March 29, 2025 and the 26 weeks ended March 29, 2025 includes revenues of $974,000 related to the Tampa Food Court. The 26 weeks ended March 30, 2024 includes revenues of $1,347,000 and $2,738,000 related to El Rio Grande and the Tampa Food Court, respectively. Excluding revenues related to El Rio Grande and the Tampa Food Court, revenues for the 13 weeks ended March 29, 2025 and March 30, 2024 were $83,740,000 and $85,658,000, respectively.
The Company's Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as adjusted, for the 13 weeks ended March 29, 2025 was $(691,000) versus $(321,000) for the 13 weeks ended March 30, 2024 and excludes: (i) a gain on the closure of El Rio Grande in the amount of $140,000 for the 13 weeks ended March 29, 2025, (ii) a goodwill impairment charge in the amount of $3,440,000 for the 13 weeks ended March 29, 2025, and (iii) the other items as set out in the table at the end of this news release. Net loss attributable to Ark Restaurants Corp. for the 13 weeks ended March 29, 2025, which includes a full valuation allowance related to our deferred tax assets in the amount of $4,799,000, was $(9,258,000) or $(2.57) per basic and diluted share compared to a net loss of $(1,449,000) or $(0.40) per basic and diluted share for the 13 weeks ended March 30, 2024. EBITDA is a Non-GAAP Financial Measure. Please see "Non-GAAP Financial Information" at the end of this news release.
The Company's EBITDA, as adjusted, for the 26 weeks ended March 29, 2025 was $688,000 versus $2,251,000 for the 26 weeks ended March 30, 2024 and excludes: (i) a gain on the closure of the Tampa Food Court, net of non-controlling interests, in the amount of $3,365,000 for the 26 weeks ended March 29, 2025, (ii) a goodwill impairment charge in the amount of $3,440,000 for the 26 weeks ended March 29, 2025, and (iii) the other items as set out in the table below. Net loss attributable to Ark Restaurants Corp. for the 26 weeks ended March 29, 2025, which includes a full valuation allowance related to our deferred tax assets in the amount of $4,799,000, was $(6,094,000) or $(1.69) per basic and diluted share compared to a net loss of $(79,000) or $(0.02) per basic and diluted share, for the 26 weeks ended March 30, 2024.

Other Matters
(Gain) Loss on the Closure of El Rio Grande
In October 2024, the Company advised the landlord of El Rio Grande we would be terminating the lease and closing the property permanently. In connection with this notification, the Company recorded a loss of $876,000 during the year ended September 28, 2024. The property closed permanently on January 3, 2025 and was vacated and delivered to the landlord on April 30, 2025. During the 13 weeks ended March 29, 2025, the Company recognized a gain of $140,000 as a result of refinements of estimates related to final negotiations with the landlord. During the 26 weeks ended March 29, 2025, the Company recognized a loss in the amount of $5,000 as a result of additional operating losses during the 13 weeks ended December 28, 2024 in the amount of $145,000 offset by the above refinements of estimates related to final negotiations with the landlord.
Gain on the Termination of the Tampa Food Court Lease
On November 26, 2024, the Company agreed to terminate its lease for the food court at The Hard Rock Hotel and Casino in Tampa, FL and, accordingly, vacated the premises on December 15, 2024. In connection with this transaction: (i) Ark Hollywood/Tampa Investment LLC, a subsidiary of the Company, (in which we own a 65% interest) received a termination payment in the amount of $5,500,000, (ii) all obligations under the lease ceased, and (iii) we recorded a gain, net of expenses in the amount of $5,235,000 during the 13 weeks ended December 28, 2024. During the 13 weeks ended March 29, 2025, Ark Hollywood/Tampa Investment LLC distributed approximately $1,710,000 of the net proceeds, after expenses, to the other equity holders of Ark Hollywood/Tampa Investment LLC.
Bryant Park Grill & Cafe and The Porch at Bryant Park Leases
The Company's agreements with the Bryant Park Corporation (the “Landlord”), (a private non-profit corporation that operates and maintains Bryant Park under agreements with the City of New York Department of Parks & Recreation) for the Bryant Park Grill & Cafe expired on April 30, 2025 and for The Porch at Bryant Park expired on March 31, 2025. In July of 2023 (for the Bryant Park Grill & Cafe) and September of 2023 (for The Porch at Bryant Park), the Company received requests for proposals (the "RFPs") from the Landlord to which we responded on October 26, 2023. The agreements offered under the RFPs for both locations were for new 10-year agreements, with one five-year renewal option. In the second quarter of 2025, the Landlord stated publicly that it had selected a new operator for the Bryant Park Grill & Café and The Porch at Bryant Park. However, to the best of our knowledge, no agreements between the Landlord and the selected operator have received the approvals of either the City of New York Department of Parks & Recreation or the New York Public Library, both of which are required before any new lease can become effective.
Management has been working with outside advisors in assisting with our efforts to obtain the extensions by ensuring the RFP awards process was both fair and transparent. On March 28, 2025, we filed a complaint in New York State Supreme Court (the "Court"), alleging among other things, that the bid process conducted by the Landlord was defective, failed to comply with the provisions of the agreements underlying the Landlord’s right to operate Bryant Park and violated applicable law; that, a lease was being awarded to a lower bidder with a limited, unsuccessful track record in the hospitality business; and that the award of the Cafe lease violated our right of first lease under the our lease agreements. As part of the relief sought, we are requesting that the Court declare that, under the circumstances presented, the Landlord was required to accept—and should have accepted —our submitted bids. In addition, on March 28, 2025, we also filed a motion for a preliminary injunction in Court to enjoin the Landlord from commencing legal proceedings to evict the Company from the Bryant Park Grill & Café and The Porch at Bryant Park premises. On April 24, 2025, the Court denied the motion. We have filed a notice of appeal of the ruling. On April 29, 2025, we also filed a motion for a preliminary injunction in the New York State Supreme Court, Appellate Division, First Department. That motion is now pending. While the Company has received a “notice to quit” the premises, no lawsuit has been commenced against the Company to terminate its tenancy.
We continue to operate the above properties as a holdover tenant and intend to do so until we are either awarded the lease extensions or ordered to vacate the premises. The underlying lawsuit filed by the Company to protect its right continues, and we will pursue all available options to protect the Company's interests.

Management, after consultation with legal counsel, is unable to predict the outcome of this matter at this time. While the outcome of these proceedings cannot be predicted with certainty, the Bryant Park Grill & Cafe and The Porch at Bryant Park, collectively, accounted for $12.7 million and $13.6 million of our total revenues for the 26 weeks ended March 28, 2025 and March 29, 2024, respectively, which represented approximately 15.0% and 15.1% of our total revenue for such periods, respectively. The Company’s inability to extend or renew these leases on favorable terms, if at all, could have a material adverse effect on our business, financial condition, and results of operations.

Conference Call and Webcast Information
Ark Restaurants will host a conference call on May 13, 2025 at 11:00 a.m. Eastern Time to review these results and discuss other topics.
The call can be accessed by dialing toll-free 1-877-407-4018 (Toll/International: 1-201-689-8471).
A live webcast of the call will be available by copying and pasting the following URL into your browser: https://callme.viavid.com/viavid/?callme=true&passcode=13716421&h=true&info=company&r=true&B=6. A replay will be available approximately three hours following the call by dialing toll-free 1-844-512-2921 (Toll/International: 1-412-317-6671) using Access ID 13753813. The replay will be available until Tuesday, May 20, 2025, 11:59 p.m. Eastern Time.

About Ark Restaurants Corp.
Ark Restaurants owns and operates 16 restaurants and bars, 12 fast food concepts and catering operations primarily in New York City, Florida, Washington, DC, Las Vegas, Nevada and the gulf coast of Alabama. Three restaurants are located in New York City, one is located in Washington, DC, five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of six fast food facilities in Hollywood at the Hard Rock Hotel and Casino operated by the Seminole Indian Tribe. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

Non-GAAP Financial Information
This news release includes non-generally accepted accounting principles ("GAAP") performance measures. Although Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP as it may not necessarily be comparable to similarly titled measure employed by other companies.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Income
For the 13- and 26-week periods ended March 29, 2025 and March 30, 2024
(In Thousands, Except per share amounts)

	13 Weeks Ended March 29, 2025	13 Weeks Ended March 30, 2024	26 Weeks Ended March 29, 2025	26 Weeks Ended March 30, 2024

TOTAL REVENUES	$39,725	$42,257	$84,714	$89,743
COSTS AND EXPENSES:
Food and beverage cost of sales	11,484	12,138	23,591	24,209
Payroll expenses	14,415	15,512	30,823	32,488
Occupancy expenses	5,536	5,775	11,684	12,107
Other operating costs and expenses	5,584	5,836	11,384	11,928
General and administrative expenses	3,322	3,141	6,470	6,461
Depreciation and amortization	701	1,057	1,479	2,149
(Gain) loss on closure of El Rio Grande	(140)	—	5	—
Gain on termination of Tampa Food Court lease	—	—	(5,235)	—
Goodwill impairment	3,440	—	3,440	—
Total costs and expenses	44,342	43,459	83,641	89,342
OPERATING INCOME (LOSS)	(4,617)	(1,202)	1,073	401
OTHER (INCOME) EXPENSE:
Interest expense, net	93	150	204	310
Other income	—	—	—	(26)
Gain on forgiveness of PPP Loans	—	—	—	(285)
Total other (income) expense, net	93	150	204	(1)
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(4,710)	(1,352)	869	402
Provision (benefit) for income taxes	4,434	(147)	4,938	11
CONSOLIDATED NET INCOME (LOSS)	(9,144)	(1,205)	(4,069)	391
Net income attributable to non-controlling interests	(114)	(244)	(2,025)	(470)
NET LOSS ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$(9,258)	$(1,449)	$(6,094)	$(79)

NET LOSS ATTRIBUTABLE TO ARK RESTAURANTS CORP. PER COMMON SHARE:
Basic	$(2.57)	$(0.40)	$(1.69)	$(0.02)
Diluted	$(2.57)	$(0.40)	$(1.69)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,605	3,604	3,604	3,604
Diluted	3,605	3,604	3,604	3,604

EBITDA Reconciliation:
Income (loss) before provision (benefit) for income taxes	$(4,710)	$(1,352)	$869	$402
Depreciation and amortization	701	1,057	1,479	2,149
Interest expense, net	93	150	204	310
EBITDA (a)	$(3,916)	$(145)	$2,552	$2,861
EBITDA, adjusted:
EBITDA (as defined) (a)	$(3,916)	$(145)	$2,552	$2,861
Non-cash stock option activity	39	68	81	145
(Gain) loss on closure of El Rio Grande	(140)	—	5	—
Gain on termination of Tampa Food Court lease	—	—	(3,365)	—
Goodwill impairment	3,440	—	3,440	—
Gain on forgiveness of PPP Loans	—	—	—	(285)
Net income attributable to non-controlling interests	(114)	(244)	(2,025)	(470)
EBITDA, as adjusted	$(691)	$(321)	$688	$2,251

(a)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliations of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.